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                                                                    Exhibit 99.1


[CART LOGO]
[CHAMPIONSHIP AUTO RACING TEAMS]

CONTACT:  THOMAS L. CARTER (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS, INC. ANNOUNCES CANCELLATION OF SPECIAL MEETING OF STOCKHOLDERS

INDIANAPOLIS, IN - (December 16, 2003) - Championship Auto Racing Teams, Inc. ("Championship" or the "Company") (OTCBB: CPNT.OB) today announced that it has cancelled the special meeting of its stockholders that was scheduled to be held on Friday, December 19, 2003.

The special meeting had been called to allow Championship's stockholders to vote on a proposal to adopt the Agreement and Plan of Merger among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation and Championship. However, as announced today, Championship has entered into an Asset Purchase Agreement, pursuant to which, among other things, the Merger Agreement has been terminated by the mutual written consent of Open Wheel, Acquisition Corp. and Championship. As a result, Championship has cancelled the special meeting of its stockholders. It was reported previously that representatives of Open Wheel had advised Championship it did not believe that certain conditions to close the Merger Agreement were going to be met and, therefore, the merger would not be completed. Championship considered Open Wheel's position and believes that the closing condition requiring the absence of a material adverse effect could not be satisfied because of a decrease in the number of teams planning on participating in the 2004 season.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (OTCBB: CPNT.OB) owns, operates and markets the Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing competed with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Walker Racing LLC, (Reynard) and Bridgestone/Firestone North American Tire, LLC. The 18-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford was broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

SAFE HARBOR STATEMENT

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable

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terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. The risks and uncertainties to be considered include, but are not limited to, the failure of the proposed transaction with Open Wheel to be completed for any reason, CART, Inc.'s new co-promoted and self-promoted events; new television and advertising arrangements; the success of events in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; and availability in capital; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's SEC filings made from time to time, including, but not limited to, the Form 10-K for the year ended December 31, 2002, as amended, and subsequent 10-Qs. Copies of those filings are available from the Company and the Company's website at www.champcarworldseries.com and the SEC and the SEC's website at www.sec.gov.